Exhibit 5



                                                                August 3, 1999



American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416

Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-3 (the "Registration Statement") filed by American Mobile Satellite Corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 8,614,244 shares of Common Stock (the "Shares") that may be sold by XM Ventures and certain other selling stockholders named in the Registration Statement (the "Selling Stockholders"), certain legal matters in connection with the Shares are being passed upon for the Company by me. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

         As described  in the  Registration  Statement,  6,479,443 of the Shares
(the "Issued Shares") were issued to XM Ventures on July 7, 1999, and the remaining 2,134,801 Shares (the "Additional Shares") are to be issued to XM Ventures following approval of such issuance by the Company's stockholders.

         In my capacity as general counsel of the Company, I have examined the Certificate of Incorporation and Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of certain factual matters contained in such certificates.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:




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          1.   The  Company  is a  corporation  duly  incorporated  and  validly existing under the laws of the State of Delaware.

          2. The Shares to be sold by the Selling Stockholders have been duly authorized.

          3. The Issued Shares have been validly issued and are fully paid and nonassessable.

          4. The Additional Shares, upon issuance and delivery thereof following approval of such issuance by the Company's stockholders, will be validly issued, fully paid and nonassessable.

         The opinions set forth above are limited in all respects to the General Corporation law of the State of Delaware as in effect on the date hereof.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the reference to my name under the caption "Legal Matters" contained in the Registration Statement.


                                                     Sincerely,
                                                     /s/ Randy S. Segal
                                                     Randy S. Segal
                                                     General Counsel










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